Riley Permian Reports Fiscal Second Quarter 2022 Financial and Operating Results

OKLAHOMA CITY, May 11, 2022 -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company"), today reported financial and operating results for the fiscal second quarter ended March 31, 2022.

HIGHLIGHTS FOR THE FISCAL SECOND QUARTER ENDING MARCH 31, 2022

•Averaged oil production of 7.5 MBbls per day, which is at the high end of guidance and represents an increase of 24% as compared year-over-year to the fiscal second quarter 2021
•Reported a net loss of $7 million, which includes $31 million of non-cash loss on derivative contracts, Adjusted Net Income(1) of $19 million and income from operations of $41 million
•Generated $34 million of Adjusted EBITDAX(1) and $30 million of operating cash flow
•Incurred activity-based total capital expenditures of $25 million and cash capital expenditures of $10 million
•Paid dividends of $0.31 per share for a total of $6 million
•Proved reserves of 73 MMBoe (64% oil) with a standardized measure of future discounted cash flows of $863 million
•PV-10 value(1) of total proved reserves and total proved developed reserves of $1,090 million and $790 million, respectively, as of March 31, 2022 based on NYMEX strip pricing
•Subsequent to quarter-end, amended our credit facility to extend the maturity to April 2026, increase the borrowing base by 14% to $200 million, and relax minimum hedging requirements to allow for more discretionary hedging decisions when the Company is less levered
•Increasing guidance for fiscal third quarter and fiscal year 2022 production volumes

Mr. Bobby D. Riley, Chairman of the Board and Chief Executive Officer, commented, “We are very pleased with our fiscal second quarter results. Based on the execution by our operations team and the results of wells brought on line, we had oil production at the high end of guidance. We have also achieved drilling and completion efficiencies further advancing our development and growth objectives. The Company continues to make progress on its EOR pilot project and has started water injection in one well and expects to commence water injection in additional wells in fiscal third quarter.

Our financial metrics demonstrate that our capital discipline and strategy generated free cash flow and a strong balance sheet enabling us to return capital to shareholders in the form of quarterly dividends. The Company declared and paid a dividend of $0.31 a share, which is the thirteenth consecutive quarter Riley Permian has returned capital to our shareholders.

The Company amended its credit facility by increasing the borrowing base, extending maturity to April 2026, rebalanced allocations among the six lenders in the syndicate, and most importantly relaxed minimum hedging requirements.”

Mr. Riley further noted that “As we look forward, our team is taking several steps to navigate through inflationary pressure for services and products. Additionally, we continue to focus on executing a disciplined model of low leverage, production growth and return of capital through dividends to our shareholders.”

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(1)Non-GAAP financial measure, which is defined and reconciled below.

Selected Operating and Financial Data
(Unaudited)	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Select Financial Data (in thousands):
Oil and natural gas sales, net	$66,645	$36,659	$123,295	$59,073
Net income (loss)	$(7,168)	$(51,878)	$14,230	$(59,819)
Adjusted EBITDAX(1)	$34,439	$23,168	$61,513	$42,905

Production Data, net:
Oil (MBbls)	675	543	1,343	1,090
Natural gas (MMcf)	682	602	1,526	1,063
Natural gas liquids (MBbls)	93	103	198	177
Total (MBoe)	881	746	1,796	1,445

Daily combined volumes (Boe/d)	9,791	8,293	9,867	7,937
Daily oil volumes (Bbls/d)	7,497	6,031	7,381	5,988

Average Realized Prices:
Oil ($ per Bbl)	$92.44	$56.71	$84.11	$48.53
Natural gas ($ per Mcf)	2.62	7.51	2.95	4.36
Natural gas liquids ($ per Bbl)	26.71	13.16	29.25	8.72
Total average price ($ per Boe)	$75.63	$49.12	$68.64	$40.89

Average Realized Prices, including the effects of derivative settlements(2):
Oil ($ per Bbl)	$66.60	$51.70	$60.37	$50.78
Natural gas ($ per Mcf)	1.25	7.72	1.31	4.48
Natural gas liquids ($ per Bbl)(3)	26.71	13.16	29.25	8.72
Total average price ($ per Boe)	$54.78	$45.64	$49.50	$42.68

Cash Costs ($ per Boe)(1)	$16.46	$16.16	$16.15	$14.63
Cash Margin ($ per Boe)(1)	$59.17	$32.96	$52.49	$26.26
Cash Margin, including derivative settlements ($ per Boe)(1)	$38.32	$29.48	$33.35	$28.05

_____________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)The Company's calculation of the effects of derivative settlements includes gains (losses) on the settlement of its commodity derivative contracts. These gains (losses) are included under other income and expense on the Company’s consolidated statement of operations.
(3)During the three and six months ended March 31, 2022 and 2021, the Company did not have any NGL derivative contracts in place.

OPERATIONS AND DEVELOPMENT ACTIVITY UPDATE
Riley Permian averaged oil production of 7.5 MBbls per day for the three months ended March 31, 2022, representing an increase of 24% as compared year-over-year to the fiscal second quarter 2021. The Company averaged total equivalent production of 9.8 MBoe per day for the three months ended March 31, 2022, an increase of 18% as compared to the same period in 2021. Beginning in February 2022 and continuing through the quarter end, the Company’s primary midstream gas gathering and processing counterparty underwent a temporary curtailment and shutdown of their primary plant as part of an overall capacity expansion project, which impacted sales of natural gas and NGLs during this period and led to lower growth in natural gas and NGL sales volumes as compared to oil sales volumes. For the six months ended March 31, 2022, the Company averaged total equivalent production of 9.9 MBoe per day, an increase of 24% compared to the same period in 2021.

The Company conducted extensive development activity during the fiscal second quarter, including drilling and completing 3 gross (3.0 net) horizontal wells (currently in early stages of flowing back), turning to production 2 gross (1.7 net) horizontal wells and preparatory activity for 3 gross (3.0 net) horizontal wells to be drilled and/or completed during the fiscal third quarter. Such activity corresponds with $23.8 million in accrual basis drilling, completions and facility capital expenditures, which also includes capitalized workovers, midstream infrastructure and minor additions to land and working interests.

The Company advanced its EOR pilot project in Yoakum County, Texas during the fiscal second quarter, completing one of the six newly drilled injection wells, and laying the high-pressure injection lines for both water and CO2 during the quarter. Such activity corresponded with $1.5 million of accrual basis capital expenditures for the quarter. Previously, the Company anticipated incurring additional capital expenditures for certain equipment and the completion of additional injection wells during the fiscal second quarter. Subsequent to quarter end, the Company began water injection on the EOR pilot program in early April 2022.

The Company incurred $25.3 million in total accrued capital expenditures for the three months ended March 31, 2022, which compares to the Company’s previously released guidance of $26 million to $32 million. On a cash basis, the Company had total capital expenditures of $10.2 million for the three months ended March 31, 2022. The notable variance between cash and accrual based capital expenditures is driven by the majority of development activity occurring late in the quarter with the related cash capital expenditures expected to occur during the fiscal third quarter.

FINANCIAL RESULTS
For the three months ended March 31, 2022, the Company reported a net loss of $7.2 million and operating income of $41.0 million. The Company generated Adjusted EBITDAX(1) of $34.4 million, operating cash flow from continuing operations of $30.0 million and Free Cash Flow(1) of $20.3 million.

For the six months ended March 31, 2022 (fiscal year to date), the Company reported net income of $14.2 million and operating income of $74.4 million. The Company generated Adjusted EBITDAX(1) of $61.5 million, operating cash flow from continuing operations of $51.7 million (inclusive of negative changes in working capital of $3.8 million) and Free Cash Flow(1) of $16.2 million. The pattern of the Company’s development activity affects cash capital expenditures and may continue to cause fluctuations in Free Cash Flow(1) from quarter to quarter with longer periods more representative of Free Cash Flow(1) generation potential than an individual quarter.

Fiscal second quarter 2022 average realized prices, before derivative settlements were $92.44 per barrel of oil, $2.62 per Mcf of natural gas and $26.71 per barrel of natural gas liquids, resulting in a total equivalent price, before derivative settlements, of $75.63 per Boe. Adjusted for derivative settlements, total equivalent price was $54.78 per Boe, corresponding to realized derivative settlement losses of $20.85 per Boe or $18.4 million. The Company reported a $49.6 million loss on derivatives, which includes the $18.4 million loss on settlements and a $31.2 million non-cash loss due to changes in the fair value of derivatives.

__________________
(1)Non-GAAP financial measure, which is defined and reconciled below.

FINANCIAL RESULTS, Continued
Riley Permian's total Cash Costs(1) for the fiscal second quarter of 2022 were $16.46 per Boe, representing an increase of 4% compared to the fiscal first quarter of 2022 and an increase of only 2% compared to the fiscal second quarter 2021. Lease operating expense (“LOE”) was $6.8 million, which was at the low end of guidance. On a per unit basis, LOE decreased by 4% as compared to the fiscal first quarter 2022 and 3% for the fiscal second quarter 2021. Production and ad valorem taxes increased 17% and 27% compared to fiscal first quarter 2022 and fiscal second quarter 2021 as a result of higher commodity prices. Cash G&A expense(1) was $3.5 million, which was at the low end of guidance, or $3.97 per Boe. Interest expense was $0.7 million, a decrease of 24% compared to fiscal first quarter 2022, primarily driven by capitalizing a portion of interest on the Company’s EOR project. The decrease of 42% in interest expense as compared to fiscal second quarter 2021 is due to a lower average balance on our outstanding balance on our revolving credit facility as well as the capitalization of interest on the EOR project.
The Company realized a fiscal second quarter 2022 Cash Margin(1) of $59.17 per Boe before derivative settlements, representing an increase of 28% quarter-over-quarter or 80% year-over-year. After derivative settlements, the Cash Margin(1) increased to $38.32 per Boe, an increase of 34% quarter-over-quarter and 30% year-over-year.

During the fiscal second quarter 2022, the Company paid common dividends of $0.31 per share or $6.1 million. Subsequent to the quarter end, the Company paid common dividends of $0.31 per share in May 2022.

Subsequent to the quarter end, the Company completed an amendment to its credit facility which extended the maturity to April 2026 and increased the borrowing base to $200 million. As of May 9, 2022, we had $63 million drawn and $137 million, or approximately 68%, of availability on the facility.

__________________
(1)Non-GAAP financial measure, which is defined and reconciled below.

FISCAL THIRD QUARTER AND REVISED FULL YEAR 2022 OUTLOOK AND GUIDANCE
Based on current market conditions, the Company forecasts drilling 5 gross (5 net), completing 4 gross (4 net) and putting on production 6 gross (6 net) horizontal wells during the fiscal third quarter 2022. Additional scheduled activity includes capital workovers, and modest spending for non-operated new wells and midstream infrastructure. Management forecasts accrual basis capital expenditures related to such development activity to total approximately $25 million to $28 million, which also includes estimates for anticipated non-operated drilling and completions, capital workovers, infrastructure, minor additions to land and existing working interests.

Riley Permian forecasts fiscal third quarter 2022 oil production to average 7.6 MBbls per day to 8.1 MBbls per day, with the midpoint average representing 5% quarter-over-quarter growth from the fiscal second quarter. The midstream gas gathering and processing expansion project is expected to be fully commissioned in early June; however, the associated capacity constraint that began in February and will continue into June 2022 will impact sales of natural gas and NGLs during the fiscal third quarter. Following completion of the expansion project, the Company will enjoy a larger volume of contractual, firm capacity, which should lead to increased sales for natural gas and NGLs and reduced flaring. Based on historical averages and adjusting for some curtailment of natural gas and NGL sales volumes during the period, oil production could represent approximately 75% to 76% of total equivalent production, corresponding to an average of 10.0 MBoe per day to 10.8 MBoe per day for the fiscal third quarter.

The Company forecasts third fiscal quarter of 2022 LOE of approximately $8.0 million to $10.0 million. Management forecasts higher LOE than the second quarter due to a combination of increased workover activity (from which we are seeing corresponding production increases) as well as from inflationary forces. We forecast cash G&A expenses(1) for the fiscal third quarter of approximately $3.7 million to $4.7 million (excluding share-based and unit-based compensation expense, shown after the effect of gross profit from contract services derived from management services agreements).

The Company will continue to advance its EOR pilot project in the fiscal third quarter, with plans to complete 5 of 6 remaining injection wells and progress on the CO2 tap installation. Management forecasts approximately $3 million to $5 million of accrual basis capital expenditures for its EOR program during the fiscal third quarter. Based on anticipated delivery timing of compressors needed for CO2 injection, the Company forecasts beginning CO2 injection during late 2022 (calendar fourth quarter 2022).

Management forecasts total accrual basis expenditures of $28 million to $33 million for the fiscal third quarter 2022.

REVISED FULL-YEAR 2022 OUTLOOK AND GUIDANCE
Based on current market conditions, the Company has elected to modestly increase planned development activity during the second half of fiscal 2022, following consideration of alternatives and with support from many of its shareholders. We have added 3 gross (3.0 net) horizontal wells to our fiscal year 2022 development program, with drilling scheduled to begin in fiscal third quarter 2022 and completions scheduled to occur in August or September 2022. Therefore, we anticipate incurring capital expenditures for the additional wells during fiscal year 2022 while production from these wells captured within fiscal year 2022 may be modest.

Inclusive of 3 gross operated wells scheduled to come online during the fiscal fourth quarter 2022, we forecast an annual total of 15 gross (14.7 net) operated wells drilled, completed and brought online during fiscal year 2022. The Company has secured drilling rigs and casing for 100% of its fiscal year 2022 development activity and up to 14 wells for fiscal year 2023. Correspondingly, and based on current market conditions, the Company forecasts full-year fiscal 2022 accrued capital expenditures to total approximately $102 million to $111 million. This total includes estimates of (i) $84 million to $89 million for drilling and completions (operated and anticipated non-operated), capital workovers, infrastructure, minor additions to land and (ii) $18 million to $22 million for our EOR program. Approximately $2 million of $4 million of anticipated, accrual basis capital expenditures for our EOR program, previously estimated to be incurred during fiscal 2022, are now anticipated to be incurred in fiscal 2023.

Based on current estimates, and availability, we forecast that full-year fiscal 2022 oil production could average 7.5 MBbls per day to 7.8 MBbls per day, representing 17% to 22% growth from fiscal year 2021 average oil production. Based on historical averages for oil contribution, and estimates for new gas processing capacity, we forecast that full-year fiscal 2022 total equivalent production could average 10.0 MBoe per day to 10.4 MBoe per day.

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(1)Non-GAAP financial measure, which is defined above.

CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on May 12, 2022 at 10:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•U.S./Canada Toll Free, (888) 330-2214
•International, +1 (646) 960-0161
•Conference ID number 5405646

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com). A replay of the call will be available until May 26, 2022 by calling:
•(800) 770-2030 or (647) 362-9199
•Conference ID number 5405646

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and natural gas liquids. For more information please visit www.rileypermian.com.

Investor Contact:
Rick D'Angelo
405-438-0126
IR@rileypermian.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” “forecasts” or comparable terminology or by discussions of strategy or trends. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties the Company is exposed to. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to: the volatility of oil, natural gas and NGL prices; the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (“COVID-19”) pandemic and any related variants), including reactive or proactive measures taken by governments, regulatory agencies and businesses related to the pandemic, and the effects of COVID-19 on the oil and natural gas industry, pricing and demand for oil and natural gas and supply chain logistics; regional supply and demand factors, any delays, curtailment delays or interruptions of production, and any governmental order, rule or regulation that may impose production limits; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities; severe weather and other risks that lead to a lack of any available markets; our ability to successfully complete mergers, acquisitions and divestitures; the risk that the Company's EOR project may not perform as expected or produce the anticipated benefits; risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells; any reduction in our borrowing base on our revolving credit facility from time to time and our ability to repay any excess borrowings as a result of such reduction; the impact of our derivative strategy and the results of future settlement; our ability to comply with the financial covenants contained in our credit agreement; conditions in the capital, financial and credit markets and our ability to obtain capital needed for development and exploration operations on favorable terms or at all; the loss of certain tax deductions; risks associated with executing our business strategy, including any changes in our strategy; inability to prove up undeveloped acreage and maintain production on leases; risks associated with concentration of operations in one major geographic area; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by regulation or legislation; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be restricted by governmental regulation and legislation; risks related to litigation; evolving geopolitical and military hostilities in other areas of the world; and cybersecurity threats, technology system failures and data security issues. Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended September 30, 2021 filed with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Cautionary Statement Regarding Guidance

The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Cautionary Statement Regarding Forward-Looking Information" section above, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Cautionary Statement Regarding Reserves

The reserves information in this press release, including standardized measure and PV-10 value are preliminary estimates that have not yet been audited or reviewed by Netherland, Sewell & Associates, Inc. or BDO USA, LLP and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates.

Source: Riley Exploration Permian, Inc.

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	March 31, 2022	September 30, 2021
	(In thousands, except share amounts)
Assets
Current Assets:
Cash and cash equivalents	$19,609	$17,067
Accounts receivable	25,782	17,473
Accounts receivable - related parties	1,106	456
Prepaid expenses and other current assets	4,063	1,730
Current derivative assets	693	—
Total current assets	51,253	36,726
Oil and natural gas properties, net (successful efforts)	376,531	345,797
Other property and equipment, net	3,075	3,183
Non-current derivative assets	454	106
Other non-current assets, net	1,929	2,419
Total Assets	$433,242	$388,231
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$18,331	$12,234
Accounts payable - related parties	357	800
Accrued liabilities	21,971	18,555
Revenue payable	13,437	9,008
Current derivative liabilities	58,254	42,144
Other current liabilities	1,533	874
Total Current Liabilities	113,883	83,615
Non-current derivative liabilities	14,299	8,932
Asset retirement obligations	2,237	2,306
Revolving credit facility	63,000	60,000
Deferred tax liabilities	14,490	11,628
Other non-current liabilities	95	60
Total Liabilities	208,004	166,541
Commitments and Contingencies
Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 240,000,000 shares authorized; 19,853,649 and 19,672,050 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	20	20
Additional paid-in capital	272,459	270,837
Accumulated deficit	(47,241)	(49,167)
Total Shareholders' Equity	225,238	221,690
Total Liabilities and Shareholders' Equity	$433,242	$388,231

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(In thousands)
Revenues:
Oil and natural gas sales, net	$66,645	$36,659	$123,295	$59,073
Contract services - related parties	600	600	1,200	1,200
Total Revenues	67,245	37,259	124,495	60,273
Costs and Expenses:
Lease operating expenses	6,830	5,955	14,249	10,523
Production and ad valorem taxes	3,502	2,755	6,507	4,044
Exploration costs	1,498	5,473	2,109	5,897
Depletion, depreciation, amortization and accretion	6,633	6,251	13,500	12,241
General and administrative:
Administrative costs	4,014	2,696	7,647	5,141
Unit-based compensation expense	—	276	—	689
Share-based compensation expense	1,017	4,571	1,968	4,571
Cost of contract services - related parties	85	91	235	239
Transaction costs	2,638	2,164	3,896	3,213
Total Costs and Expenses	26,217	30,232	50,111	46,558
Income From Operations	41,028	7,027	74,384	13,715
Other Income (Expense):
Interest expense, net	(678)	(1,165)	(1,574)	(2,400)
Loss on derivatives	(49,632)	(24,903)	(54,825)	(38,812)
Total Other Expense	(50,310)	(26,068)	(56,399)	(41,212)
Net Income (Loss) from Continuing Operations Before Income Taxes	(9,282)	(19,041)	17,985	(27,497)
Income tax benefit (expense)	2,114	(14,231)	(3,755)	(13,716)
Net Income (Loss) from Continuing Operations	(7,168)	(33,272)	14,230	(41,213)
Discontinued Operations:
Loss from discontinued operations	—	(18,631)	—	(18,631)
Income tax benefit on discontinued operations	—	25	—	25
Loss on Discontinued Operations	—	(18,606)	—	(18,606)
Net Income (Loss)	(7,168)	(51,878)	14,230	(59,819)
Dividends on preferred units	—	(574)	—	(1,491)
Net Income (Loss) Attributable to Common Shareholders/Unitholders	$(7,168)	$(52,452)	$14,230	$(61,310)

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$(7,168)	$(51,878)	$14,230	$(59,819)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	—	18,606	—	18,606
Oil and gas lease expirations	1,465	5,403	2,053	5,827
Depletion, depreciation, amortization and accretion	6,633	6,251	13,500	12,241
Loss on derivatives	49,632	24,903	54,825	38,812
Settlements on derivative contracts	(18,375)	(2,594)	(34,389)	2,579
Amortization of deferred financing costs	191	160	473	316
Unit-based compensation expense	—	276	—	689
Share-based compensation expense	1,017	4,571	1,968	4,571
Deferred income tax expense (benefit)	(2,893)	13,088	2,863	12,938
Changes in operating assets and liabilities	(507)	2,167	(3,801)	1,386
Net Cash Provided by Operating Activities - Continuing Operations	29,995	20,953	51,722	38,146
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(10,171)	(7,744)	(39,182)	(17,133)
Acquisitions of oil and natural gas properties	—	(171)	—	(171)
Additions to other property and equipment	(28)	(62)	(145)	(380)
Tengasco acquired cash	—	859	—	859
Net Cash Used in Investing Activities - Continuing Operations	(10,199)	(7,118)	(39,327)	(16,825)
Cash Flows from Financing Activities:
Deferred financing costs	(25)	(77)	(299)	(129)
Proceeds from revolving credit facility	3,000	3,500	8,000	5,500
Repayment under revolving credit facility	(5,000)	(3,500)	(5,000)	(9,000)
Payment of common share/unit dividends	(6,140)	(4,124)	(12,196)	(7,841)
Payment of preferred unit dividends	—	(1,491)	—	(1,491)
Common stock repurchased for tax withholding	(339)	—	(358)	—
Purchase of common units under long-term incentive plan	—	(191)	—	(191)
Net Cash Used in Financing Activities - Continuing Operations	(8,504)	(5,883)	(9,853)	(13,152)
Net Increase in Cash and Cash Equivalents from Continuing Operations	11,292	7,952	2,542	8,169

Cash Flows from Discontinued Operations:
Operating activities	—	238	—	238
Investing activities	—	(5)	—	(5)
Net Increase in Cash and Cash Equivalents from Discontinued Operations	—	233	—	233
Net Increase in Cash and Cash Equivalents	11,292	8,185	2,542	8,402
Cash and Cash Equivalents, Beginning of Period	8,317	1,877	17,067	1,660
Cash and Cash Equivalents, End of Period	$19,609	$10,062	$19,609	$10,062

OIL, NATURAL GAS AND NGL RESERVES
The Company prepared estimates of proved reserves as of March 31, 2022 using NYMEX pricing. The Company also prepared estimates of reserves using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended March 31, 2022 of $78.44 per Bbl for oil and $4.34 per Mcf for gas in accordance with SEC guidelines. Netherland, Sewell & Associates, Inc. (“NSAI”) is the Company’s third-party reservoir engineer, which prepares estimates of the Company's proved reserves annually as of its fiscal year-end, in accordance with the rules and regulations of the SEC. NSAI has not reviewed our proved reserves at March 31, 2022 using SEC or NYMEX pricing. A summary of these internal estimates as of March 31, 2022 is presented below.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of March 31, 2022	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	27,285	46,916	27,253	46,873
Natural Gas (MMcf)	49,576	78,734	49,531	78,679
Natural Gas Liquids (MBbls)	8,046	13,325	8,039	13,316
Total (MBoe)	43,594	73,364	43,547	73,302
PV-10(1) (in thousands)	$766,154	$1,082,999	$789,954	$1,089,790
___________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
April 2022-December 2022	$94.20	$5.85
Calendar year 2023	$85.99	$4.53
Calendar year 2024	$80.34	$3.82
Calendar year 2025	$76.03	$3.81
After 2025	$74.39	$4.18

OIL, NATURAL GAS AND NGL RESERVES, Continued
Estimates of reserves were prepared using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended September 30, 2021 of $57.64 per Bbl for oil and $2.94 per Mcf for gas in accordance with SEC guidelines. Additionally, the Company prepared estimates of proved reserves as of September 30, 2021 using NYMEX pricing. The table below presents a summary of our proved reserves as of September 30, 2021.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of September 30, 2021	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	26,170	46,263	26,118	46,187
Natural Gas (MMcf)	46,173	76,019	46,087	75,899
Natural Gas Liquids (MBbls)	7,650	13,229	7,635	13,208
Total (MBoe)	41,516	72,163	41,434	72,045
PV-10(1) (in thousands)	$492,642	$680,729	$542,673	$729,942
___________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
October 2021 - December 2021	$74.48	$5.90
Calendar year 2022	$70.09	$4.41
Calendar year 2023	$64.01	$3.47
Calendar year 2024	$59.71	$3.17
Calendar year 2025	$56.65	$3.02
After 2024	$55.59	$3.23

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

DERIVATIVE CONTRACTS
The following table summarizes the open financial derivatives as of May 9, 2022, related to oil and natural gas production. Derivative positions in the table for calendar Q2 2022 are as of March 31, 2022(1).

		Weighted Average Price
Calendar Quarter	Notional Volume	Fixed	Put	Call
		($ per unit)
Oil Swaps (Bbl)
Q2 2022	345,000	$57.47	$—	$—
Q3 2022	270,000	$56.03	$—	$—
Q4 2022	270,000	$56.03	$—	$—
Q1 2023	225,000	$53.65	$—	$—
Q2 2023	195,000	$53.89	$—	$—
Q3 2023	150,000	$52.58	$—	$—
Q4 2023	150,000	$52.58	$—	$—

Natural Gas Swaps (Mcf)
Q2 2022	540,000	$3.26	$—	$—
Q3 2022	540,000	$3.26	$—	$—
Q4 2022	540,000	$3.26	$—	$—

Oil Collars (Bbl)
Q2 2022	90,000	$—	$35.00	$42.63
Q3 2022	117,000	$—	$37.31	$59.43
Q4 2022	90,000	$—	$35.00	$42.63
Q1 2024	3,000	$—	$50.00	$88.00

Oil Basis (Bbl)
Q2 2022	240,000	$0.41	$—	$—
Q3 2022	240,000	$0.41	$—	$—
Q4 2022	240,000	$0.41	$—	$—
___________________
(1)Q2 2022 derivative positions shown include April 2022 contracts, some of which have settled as of May 9, 2022.

NON-GAAP MEASURES
The Company presents certain non-GAAP financial measures to supplement its financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The non-GAAP financial measures include Adjusted Net Income, Adjusted EBITDAX, Cash G&A, Cash Costs and Cash Margin, Free Cash Flow and PV-10. A reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure is presented below.
We believe that these non-GAAP measures presented, in conjunction with our financial and operating results prepared in accordance with GAAP, provide a more complete understanding of the Company’s performance. We use these non-GAAP measures to compare our financial and operating performance with that of other companies in the oil and natural gas industry as well as our financial and operating performance for current and historical periods. These non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss), operating income (loss), total costs and expenses, general and administrative expenses, net cash provided by operating activities or standardized measure of discounted future net cash flows or any other GAAP measure of financial position or results of operations.
As not all companies use the same calculation, our non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) plus loss on discontinued operations, non-cash loss on derivative contracts, transaction costs and other, income tax expense related to our change in tax status and the changes in estimated income tax as a result of these adjustments. We believe that Adjusted Net Income is a widely followed measure of operating performance and is one of many metrics used by investors as well as our management team. For example, Adjusted Net Income can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis. The following table provides a reconciliation of Net Income (Loss) to Adjusted Net Income for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited, In thousands)
Net income (loss)	$(7,168)	$(51,878)	$14,230	$(59,819)
Loss on discontinued operations	—	18,606	—	18,606
Non-cash loss on derivatives	31,257	22,309	20,436	41,391
Transaction costs and other	2,638	2,164	3,941	3,213
Income tax expense from change in tax status	—	13,631	—	13,631
Tax effect of adjustments(1)	(7,288)	406	(5,241)	406
Adjusted Net Income	$19,439	$5,238	$33,366	$17,428
___________________
(1)Computed by applying a combined federal and state statutory rate of 21.5% and 21.25% effective as of March 31, 2022 and 2021, respectively. The Company was a flow-through entity for federal and state income tax purposes for the periods through February 26, 2021.

Adjusted EBITDAX: We define Adjusted EBITDAX as net income (loss) adjusted for loss on discontinued operations, exploration costs, depletion, depreciation, amortization and accretion, equity-based compensation expense, interest expense, non-cash loss on commodity derivative contracts, income taxes, and transaction costs and other. We believe Adjusted EBITDAX is useful to investors because it provides an effective way to evaluate our operating performance and compare the results of our operations from period to period as well as to other companies in the oil and natural gas industry without regard to our financing methods or capital structure. The following table provides a reconciliation from the GAAP measure of Net income (loss) to Adjusted EBITDAX.

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited, In thousands)
Net income (loss)	$(7,168)	$(51,878)	$14,230	$(59,819)
Loss on discontinued operations	—	18,606	—	18,606
Exploration costs	1,498	5,473	2,109	5,897
Depletion, depreciation, amortization and accretion	6,633	6,251	13,500	12,241
Unit-based compensation expense	—	276	—	689
Share-based compensation expense	1,017	4,571	1,968	4,571
Interest expense, net	678	1,165	1,574	2,400
Non-cash loss on derivatives	31,257	22,309	20,436	41,391
Income tax expense (benefit)	(2,114)	14,231	3,755	13,716
Transaction costs and other	2,638	2,164	3,941	3,213
Adjusted EBITDAX	$34,439	$23,168	$61,513	$42,905

Cash G&A: Cash G&A is defined as general and administrative expense, excluding equity-based compensation, less contract services–related parties revenue plus cost of contract services–related parties. We believe Cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in our industry to allow for analysis of cash G&A spend without regard to equity based compensation programs or amounts related to contract services. Administrative costs exclude equity-based compensation as those expenses are presented separately as components of general and administrative expense on our condensed consolidated statement of operations. The following table provides a calculation for Cash G&A for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited, In thousands)
Administrative costs	$4,014	$2,696	$7,647	$5,141
Plus: Costs of contract services - related parties	85	91	235	239
Less: Contract services revenues - related parties	(600)	(600)	(1,200)	(1,200)
Total Cash G&A	$3,499	$2,187	$6,682	$4,180

Cash Costs and Cash Margin per Boe: Cash Costs is a non-GAAP financial measure that we use as an indicator of our total cash-based cost of production and operations. We define “Cash Costs” as lease operating expenses plus production and ad valorem taxes, cash G&A, and interest expense. Management believes that Cash Costs is an important financial measure for use in evaluating the Company’s operating and financial performance and for comparison to other companies in the oil and natural gas industry. We believe this is a useful measure for investors in evaluating our results against other oil and natural gas companies. Cash Costs should be considered in addition to, rather than as a substitute for, Total Costs and Expenses. The following table provides a calculation for Cash Costs and Cash Margin for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited, In thousands, except per Boe amounts)
Cash Costs:
Lease operating expenses	$6,830	$5,955	$14,249	$10,523
Production and ad valorem taxes	3,502	2,755	6,507	4,044
Cash G&A(1)	3,499	2,187	6,682	4,180
Interest expense, net	678	1,165	1,574	2,400
Total Cash Costs	$14,509	$12,062	$29,012	$21,147

Total Production (MBoe)	881	746	1,796	1,445

Cash Margin ($ per Boe):
Total average realized price ($ per Boe)	$75.63	$49.12	$68.64	$40.89
Less:
Lease operating expenses	7.75	7.98	7.93	7.28
Production and ad valorem taxes	3.97	3.69	3.62	2.80
Cash G&A(1)	3.97	2.93	3.72	2.89
Interest expense, net	0.77	1.56	0.88	1.66
Total Cash Costs per Boe	16.46	16.16	16.15	14.63
Cash Margin per Boe	$59.17	$32.96	$52.49	$26.26

Settlements on derivatives ($ per Boe)	(20.85)	(3.48)	(19.14)	1.79
Cash Margin per Boe, including derivative settlements	$38.32	$29.48	$33.35	$28.05
______________________
(1)A non-GAAP financial measure which is reconciled above.

Free Cash Flow: Free Cash Flow is a measure that we use as an indicator of our ability to fund our development activities and generate excess cash for other corporate purposes. We define Free Cash Flow as Net Cash Provided by Operating Activities, before changes in working capital and reduced by capital expenditures before acquisitions. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The following table provides a reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(Unaudited, In thousands)
Net Cash Provided by Operating Activities	$29,995	$20,953	$51,722	$38,146
Changes in working capital	507	(2,167)	3,801	(1,386)
Additions to oil and natural gas properties	(10,171)	(7,744)	(39,182)	(17,133)
Additions to other property and equipment	(28)	(62)	(145)	(380)
Free Cash Flow	$20,303	$10,980	$16,196	$19,247

PV-10: The non-GAAP financial measure of PV-10, as defined and presented below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP.

PV-10 is derived from the standardized measure of discounted future net cash flows ("Standardized Measure"), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at an annual rate of 10%, determined in accordance with GAAP. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. We believe that securities analysts and rating agencies use PV-10 in similar ways. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our estimated reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 and the Standardized Measure do not purport to present the fair value of our estimated oil and natural gas reserves.

The following table provides a reconciliation of the Standardized Measure to PV-10 of the Company's estimated total proved reserves as of March 31, 2022 and September 30, 2021 (in thousands):

	March 31, 2022	September 30, 2021
Standardized measures of discounted future net cash flows	$862,503	$552,936
Future income taxes, discounted at 10%	220,496	127,793
Present value of estimated future net revenues (PV-10)	$1,082,999	$680,729
Adjustment using NYMEX pricing	6,791	49,213
PV-10 adjusted for pricing	$1,089,790	$729,942